Exhibit 23.1

Date: September 6, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Zev Ventures, Inc

We hereby consent to the inclusion in this Registration Statement (the “Registration Statement”) on Form S-1 of Zev Ventures, Inc (the “Company”) of our report, dated August 5, 2015, with respect to our review of the financial statements of the Company as of June 30, 2015 and the results of its operations and cash flows for the six month period then ended, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,